The Allied Defense Group, Inc.

FOR IMMEDIATE RELEASE	For More Information, Contact:
April 7, 2006	Crystal B. Leiderman

Director, Investor Relations
800-847-5322
Jim Drewitz, Investor Relations
972-355-6070

THE ALLIED DEFENSE GROUP RECEIVES LETTER FROM THE AMERICAN STOCK EXCHANGE

VIENNA, Virginia, April 7, 2006 – The Allied Defense Group, Inc. (AMEX: ADG) announces it has received a letter from the American Stock Exchange (AMEX) stating that Allied was not in compliance with AMEX rules regarding timely filing of the Company’s Annual Report on Form 10-K.

Allied Defense filed a Form 12b-25 with the Securities and Exchange Commission on March 16, 2006, to extend the Form 10-K filing deadline to March 31, 2006. The Company filed for the extension in order to enable it to complete the preparation of its financial statements, which were delayed as a result of the requirement to complete additional analysis, testing, and review with its new independent auditor. At the time the Company filed the Form 12b-25, it believed that it could meet the March 31, 2006 extended deadline, but due to the additional work required to complete its financial statements and Sarbanes Oxley section 404 compliance requirements, the Company was unable to meet the extended deadline.

The Company will file its 2005 Annual Report on Form 10-K for the year ended December 31, 2005, as soon as practicable.

Major General (Ret.) John J. Marcello, Chief Executive Officer and President of The Allied Defense Group said, “We are working diligently to finalize and publish the results for 2005. We have not uncovered any adverse audit issues in the final review process and continue to believe that our prior comments and guidance is accurate. We will publish the final 10K as soon as possible. We believe the timeframe for completion will be days and not weeks. We are taking steps internally to dramatically improve the timeliness of our reporting and look forward to putting this unfortunate series of delays behind us and regaining compliance with the American Stock Exchange. We appreciate the understanding and support of our investors.”

About The Allied Defense Group, Inc.
The Allied Defense Group, Inc. is a diversified international defense and security firm which: develops and produces conventional medium caliber ammunition marketed to defense departments worldwide; designs, produces and markets sophisticated electronic and microwave security systems principally for European and North American markets; manufactures battlefield effects simulators and other training devices for the military; and designs and produces state-of-the-art weather and navigation software, data, and systems for commercial and military customers.

For more Information, please visit the Company web site: www.allieddefensegroup.com

Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.